Exhibit (a)18

Sheila J. Rostiac	Human Resources
Senior Vice President – Human Resources	80 Park Plaza, T4, Newark, NJ 07102
Chief Human Resources Officer & Chief Diversity Officer	tel: 973-430-6047
email: sheila.rostiac@pseg.com

December 11, 2020

David M. Daly
In Care Of PSEG

Dear Dave:
This letter is to confirm your new position as President – PSE&G, effective December 14, 2020, in Public Service Electric and Gas Company (“PSE&G”). Please note, you will be changing legal entity companies (from PSEG Services Corporation to PSE&G). Your current salary of $600,000 will remain unchanged, and you shall be eligible for your next salary review in January 2022. Salary reviews will be conducted annually thereafter.
You will continue to be eligible to participate in the PSEG Senior Management Incentive Compensation Plan (“SMICP”) under the terms and conditions of that Plan. Your target incentive award will continue to be 75% of your base salary. You may, however, be eligible to receive up to 150% of your base salary dependent upon business results. Targets and awards may be adjusted from time to time in accordance with established plan procedures. There is no guarantee of payment under the SMICP, and any such payment will be contingent upon your establishment and successful completion of 2021 goals and objectives and your award, if earned, for 2021 will be payable in 2022.
You will continue to be a participant in the PSEG 2004 Long-Term Incentive Plan as amended (“LTIP”). Any future LTIP grants will be in the form of 30% as Restricted Stock Units (“RSUs”) and 70% as Performance Share Units (“PSUs”). The number and form of LTIP grants recommended in any given year will appropriately reflect your responsibilities and ability to contribute to the long-term success of PSEG and is subject to the approval of the O&CC. All future grants under the LTIP will be subject to the terms of the LTIP and the related grant award agreements.
You will continue to be eligible to participate in the PSEG Deferred Compensation Plan For Certain Employees (“Deferred Compensation Plan”), which will allow you to defer a portion of your base pay and/or all or a portion of any cash incentive you may receive in any given year.
You will continue to be eligible to participate in the PSEG Equity Deferral Plan (“Deferred Equity Plan”), which will allow you to defer all or a portion of the receipt of shares under the LTIP.
You will continue to be a Schedule A participant in the Key Executive Severance Plan of Public Service Enterprise Group Incorporated, as amended from time to time.

If, at the time you terminate from employment, you are determined to be a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), your nonqualified deferred compensation payments will be delayed for six months following your termination of employment to the extent necessary to satisfy Section 409A.
You will continue to be required to own and retain a level of company stock commensurate with your new position. Your retention requirement will continue to be 4x your annual base salary.
The Company will continue to provide you with a monthly stipend in the amount of $1,000 for the purchase or lease of a vehicle along with associated costs such as vehicle maintenance, mileage and insurance. This stipend may be amended from time to time by the Company.
The purpose of this letter is to set forth the terms of your new position with the Company; it is not a contract of employment, nor does it guarantee your employment with the Company for any period of time. Your employment with the Company is at-will, which means that either you or the Company is free to terminate the employment relationship at any time, for any reason, with or without cause.
Finally, your existing Confidentiality, Non-Competition, Non-Solicitation Agreement, and Arbitration Agreement will remain in effect.
If the foregoing is in accordance with your understanding, please sign this letter and return it to me.

Sincerely,
/s/ Sheila J. Rostiac
Sheila J. Rostiac
Senior Vice President – Human Resources
and Chief Human Resources Officer and Chief
                         Diversity Officer

Agreed to this 11 day of December, 2020.

/s/ David M. Daly
David M. Daly
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